Exhibit 5.1

Client: 90817-00026

September 2, 2025
Stem, Inc.
1400 Post Oak Boulevard, Suite 560
Houston, Texas 77056
Re:    Stem, Inc.
    Registration Statement on Form S-3
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Stem, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale from time to time by the selling warrantholders named in the Registration Statement (the “Selling Warrantholders”) of (i) up to 439,919 warrants (the “Warrants”) of which are authorized and have been previously issued to the Selling Warrantholders pursuant to a warrant agreement, dated as of June 25, 2025 (the “Warrant Agreement”), by and among the Company, Computershare Trust Company, N.A., and its affiliate Computershare Trust Company, N.A., as warrant agent, and (ii) up to 439,919 shares of the Company’s common stock, par value $0.0001 per share (the “Warrant Shares”), which may be issuable upon exercise of the Warrants. The Warrants are to be, and the Warrant Shares when issued upon exercise of the Warrants will be, offered by the Selling Warrantholders for sale from time to time to the public as described in the Registration Statement.
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock and Warrant certificates, the Warrant Agreement, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:
1.the Warrant Shares, when issued upon exercise, and against payment and delivery in accordance with, the Warrants, as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.
Gibson, Dunn & Crutcher LLP
200 Park Avenue | New York, NY 10166-0193 | T: 212.351.4000 | F: 212.351.4035 | gibsondunn.com

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2.the Warrants constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
A.We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraph 1 above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraph 1 above. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
B.The opinions above with respect to the Warrants are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
C.We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Warrants of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Warrants of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any provision in the Warrants waiving the right to object to venue in any court; (vi) any agreement to submit to the jurisdiction of any U.S. federal court; (vii) any waiver of the right to jury trial, or (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not

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thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP